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[FORM OF LOCK-UP AGREEMENT]                                            EXHIBIT 2


                           [LETTERHEAD OF UNDERSIGNED]



                           Alamosa PCS Holdings, Inc.
                         Public Offering of Common Stock


                                                                          , 2000

Salomon Smith Barney Inc.
Lehman Brothers Inc.
Credit Suisse First Boston Corporation
Deutsche Bank Securities Inc.
As Representatives of the several Underwriters, c/o Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

         This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between Alamosa PCS Holdings, Inc., a corporation (the "Company"), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $.01 par value (the "Common Stock"), of the Company.

         In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing of) a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement, other than shares of Common Stock disposed of as bona fide gifts to persons who also enter into lock-


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up agreements in the form hereof which terminate 180 days after the date of the
Underwriting Agreement.

         If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.


                                        Yours very truly,


                                        [SIGNATURE OF OFFICER, DIRECTOR OR MAJOR
                                        STOCKHOLDER]

                                        [NAME AND ADDRESS OF OFFICER, DIRECTOR
                                        OR MAJOR STOCKHOLDER]